Exhibit 10.04

SECOND AMENDMENT TO

ANNA’S LINEN COMPANY

1999 STOCK OPTION PLAN

1. The purpose of this Second Amendment to the Anna’s Linen Company 1999 Stock Option Plan (the “Plan”), effective as of May 29, 2003, is to amend the Plan to increase the total number of shares of the Company’s Common Stock (“Shares”) reserved and available for grant and issuance pursuant to the Plan from Seventy Thousand (70,000) Shares to One Hundred Twenty Thousand (120,000) Shares; provided, however, that the maximum number of Shares that may be issued under the Plan to any participant during the term of the Plan shall be limited to Twenty-Five Thousand (25,000) Shares.

2. By way of formal adoption and approval of the amendments described above, the following specific amendments to the Plan are hereby made.

(a) Paragraph 2.1 of the Plan is hereby amended in its entirety as follows:

“2.1 Number of Shares Available. Subject to Sections 2.2 and 14, the total number of Shares reserved and available for grant and issuance pursuant to the Plan shall be One Hundred Twenty Thousand (120,000) Shares; provided, however, that the maximum number of Shares that may be issued under the Plan to any Participant during the term of the Plan shall be limited to Twenty-Five Thousand (25,000) Shares. Subject to Sections 2.2 and 14, Shares reserved for issuance pursuant to Options granted under this Plan shall again be available for grant and issuance, in connection with future Options granted under the Plan, in the event that they: (a) are subject to issuance upon exercise of an Option, but cease to be subject to such Option for any reason other than exercise of such Option, or (b) are subject to an Option that otherwise terminates without such Shares being issued and for which the Participant did not receive any benefits of ownership.”

3. Except as above provided, the Plan shall remain unchanged and shall remain in full force and effect.